
<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE MARCH
31, 1999 BALANCE SHEET AND THE STATEMENT OF INCOME (LOSS) FOR THE THREE MONTHS
ENDED MARCH 31, 1999 INCLUDED IN THE COMPANY'S MARCH 31, 1999 10-Q AND IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH 10-Q.
</LEGEND>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1999
<PERIOD-START>                             JAN-01-1999
<PERIOD-END>                               MAR-31-1999
<CASH>                                           2,946
<SECURITIES>                                         0
<RECEIVABLES>                                   11,200
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                14,698
<PP&E>                                         564,888<F1>
<DEPRECIATION>                                 277,655
<TOTAL-ASSETS>                                 307,401<F2>
<CURRENT-LIABILITIES>                           16,008
<BONDS>                                         40,000<F3>
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                       189,001
<OTHER-SE>                                      42,004<F4>
<TOTAL-LIABILITY-AND-EQUITY>                   307,401<F5>
<SALES>                                         13,034
<TOTAL-REVENUES>                                13,218
<CGS>                                                0
<TOTAL-COSTS>                                   16,822<F6>
<OTHER-EXPENSES>                                     0
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                 565
<INCOME-PRETAX>                                (4,169)
<INCOME-TAX>                                   (1,544)
<INCOME-CONTINUING>                            (2,625)
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                   (2,625)
<EPS-PRIMARY>                                   (0.29)
<EPS-DILUTED>                                   (0.29)

<F1>The Company accounts for gas and oil properties in accordance with Canadian guidelines on full cost accounting.
<F2>Deferred income taxes of $5,470 have been included in total assets.
<F3>Unsecured revolving credit facility with a syndicate of banks, in the amount of
U.S. $100 million, fully revolving for 364 day periods with extensions at the option of the lenders upon notice from the Company. If not extended, the facility converts to term loans repayable over a period not exceeding four years. Advances under the facility bear interest at Canadian prime or U.S. base rate, or at Bankers' Acceptance rates or LIBOR plus applicable margins.
<F4>Preferred shares of a subsidiary of $63,403, contributed surplus of $26 and retained earnings (deficit) of $(21,425), have been combined in calculating other stockholders' equity.
<F5>Abandonment cost accrual of $7,970 and deferred income taxes of $12,418 have been included in total liabilities and stockholders' equity.
<F6>Production costs of $3,312, general and administrative expenses of $1,329 and depletion and amortization of $12,181, have been combined in calculating total costs.

